Exhibit 99.1

                      STILLWATER MINING REPORTS 2006 PROFIT

    BILLINGS, Mont., Feb. 23 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) today reported 2006 net earnings of $7.9 million, or $0.09 per fully diluted share, on record full-year revenues of $613.1 million. Earnings for the year benefited from continuing growth in the Company's precious metal recycling business, strong realized prices on platinum-group metal (PGM) sales and good performance from its mining operations. The 2006 performance reflects significant improvement over 2005, when the Company reported a net loss of $13.9 million, or $0.15 per fully diluted share, on revenues of $507.5 million.

    For the fourth quarter of 2006, Stillwater Mining Company reported net income of $2.8 million, or $0.03 per fully diluted share, on revenue of $175.5 million. Again, this represents a substantial improvement over the $2.9 million loss, $0.03 per fully diluted share, on $133.7 million of revenue, reported for the same period in 2005. The Company in 2006 has enjoyed growth in its PGM recycling activities and higher market prices for PGMs.

    Stillwater Mining Company mines palladium and platinum from two underground mines located in the mountains of south-central Montana. The Company's PGM mine production during 2006 totaled 601,000 ounces, up from 554,000 ounces in 2005. The Company met its mine production guidance for full-year 2006 of between 595,000 ounces and 625,000 ounces of PGMs, despite several mine shutdowns during the 2006 third quarter due to wildfires. The increase in mine output in 2006 was an early benefit of the continuing effort to improve the developed state and transform the mining methods at the Company's mines.

    In 2006, Stillwater Mining Company recycled a total of 349,000 PGM ounces through the smelter and refinery, up 68% from the 208,000 ounces recycled during 2005. Recycling activities contributed about $19.5 million to the Company's gross operating margin (before corporate overhead and financing charges) in 2006, compared to about $5.2 million in 2005. The improved performance is about equally attributable to higher PGM prices in 2006 and to growth in the volumes of recycled material processed.

    As previously reported, during the first quarter of 2006 the Company completed its two-year program to sell the 877,169 ounces of palladium received in connection with the 2003 Norilsk Nickel transaction. In 2005, sales of this palladium, contributed $87.3 million to revenues and $12.8 million to sales margins; in 2006, the corresponding sales added just $17.6 million to revenues and $6.9 million to sales margins. Higher palladium prices in 2006 partially offset the effect of the much lower volume of these sales in 2006.

    Commenting on the Company's 2006 results, Francis R. McAllister, Stillwater Chairman and CEO, said; "We are extremely gratified to see the Company's improving financial performance as prices have strengthened and our various change initiatives are beginning to bear fruit. These initiatives are tremendously important to the long-term sustainability of our operations. While we still have a considerable way to go, the efforts to transform our mining operations, promote demand for our products more actively in the market, and diversify our income sources, are already benefiting our performance. We believe our earnings probably will remain volatile for some time yet, but as we continue to bring mining costs down, foster new demand growth and broaden our base of operations, we see the opportunity to stabilize performance and increase the value of our assets.

    McAllister added; "During 2006, the Company succeeded in reducing total cash costs per PGM ounce produced(1). This cost reduction flowed in part from increased production and higher realized ore grade as recent investments have improved the developed state of the mines, but costs also benefited in 2006 from strong by-product prices and growth in recycling credits. Total cash costs per ounce averaged $295 in 2006, better than the 2006 guidance and well below the $324 reported in 2005. The Company's earlier guidance for full year 2006 estimated that average total cash costs for the year would fall between $300 and $315 per ounce."

    Regarding the Company's mine transformation efforts, McAllister reported, "Operationally, 2006 saw continuing progress in our efforts to strengthen the long-term competitiveness of our mining properties. Within the Company's current expanded capital program, several important infrastructure projects were completed during 2006, including rail haulage in the lower levels of the Stillwater Mine, a sand plant and distribution system in the upper west area at Stillwater, and two new ventilation raises and an expanded tailings facility at the East Boulder Mine. The multiyear effort to improve the developed state and increase proven reserves at both mines is now also well advanced, with over 46,000 feet of new primary development and about 664,000 feet of definitional drilling completed during 2006. As a result of these development efforts, proven reserves increased during 2006 to about 4.8 million tons from 4.1 million tons of proven reserves at the end of 2005. The Company's development objective is to achieve and maintain proven reserves equal to about 40 months of production, based on each mine's permitted maximum production level. At year-end 2006 proven reserves represented about 33 months of production at the maximum permitted rate, up from about 28 months at the end of 2005 and about 22 months at the end of 2004.

    "We intend to continue our mine transformation efforts during 2007. Plans for the coming year include, in addition to ongoing mine development, the extension of a major decline and completion of a new ventilation raise at the Stillwater Mine, and expansion of captive cut-and-fill stopes and other selective mining methods at both mines. During 2007 and 2008, the metallurgical processing facilities in Columbus will be upgraded, including the planned addition of a second smelter furnace. In the coming year the Company will continue the new miner training program it initiated during 2006; this program is designed to broaden mining skills within the Company's existing workforce and to train new employees in these skills. The Company also plans to initiate some scheduling changes in order to utilize the existing workforce more effectively and reduce dependence on contractors."

    With regard to the other Company initiatives, Mr. McAllister commented, "In early 2006, the Company announced the formation of an industry palladium trade organization, the Palladium Alliance International, to promote palladium as a jewelry metal and to provide expertise to the jewelry industry in working with palladium. Promotional efforts during 2006 included representation at several major jewelry shows, and specific marketing programs targeted at first-tier cities in China. These efforts continue to generate an increasing level of interest among jewelers and the general public, with palladium now being included in jewelry store displays in many countries.

    "The Company also continues its diversification efforts. During the fourth quarter of 2006, the Company invested $1.9 million for about an 11% interest in Pacific North West Capital Corp., a Canadian exploration company that specializes in identifying and delineating potential PGM reserve targets. We believe that pursuing exploration through Pacific North West Capital and its seasoned exploration staff would be an effective element of the Company's growing exploration program. We are continuously evaluating other strategic opportunities with a view toward broadening our base of operations."

    Cash Flow and Liquidity

    The Company's cash and cash equivalents totaled $88.4 million at December 31, 2006, up $8.1 million from the end of 2005. Including the Company's available-for-sale investments in highly liquid federal agency notes and commercial paper, however, the Company's total available liquidity at year end 2006 was $123.9 million, down about $12 million from liquidity of $135.9 million at the end of 2005. The year-on-year drop in liquidity is more than accounted for by the substantial investment in working capital associated with the growth of our recycling business. Working capital constituting marketable inventories and related advances in the Company's growing PGM recycling business increased to $70.9 million at the end of 2006 from $26.8 million at the end of 2005. Also at the end of 2006, the Company had $22.5 million available to it under undrawn revolving credit lines.

    Net cash provided from operating activities totaled $97.0 million in 2006, down sharply from $141.1 million in 2005, which had included about $87 million of cash from sales of the palladium received in the Norilsk Nickel transaction, compared to only about $18 million for comparable sales in 2006. If the cash from the palladium sales were excluded, net cash from operations would have increased to $79 million in 2006 from $54 million in 2005. Capital expenditures were $97.8 million in 2006, lower than the planned $107 million spending level for the year, but somewhat higher than the $92.1 million of capital spending in 2005. Despite the lower than planned level of spending in 2006, all critical capital projects were on track or complete at year end.

    The Company paid down $10.7 million of its debt obligations during 2006, in accordance with the terms of its credit agreements. Outstanding debt at December 31, 2006, was $130.7 million.

    Fourth Quarter Results -- Details

    In the fourth quarter of 2006, the Company's mining operations produced 154,300 PGM ounces including 107,700 ounces from the Stillwater Mine and 46,600 ounces from East Boulder Mine. For the comparable quarter of 2005, Stillwater Mine produced 93,600 ounces and East Boulder 49,200 ounces. The increase in total output reflects overall improvements to the developed state of the mines; the modest decrease at the East Boulder Mine is largely a resource allocation issue as the mine moves from highly mechanized methods toward more captive cut-and-fill mining.

    Sales from mine production totaled 164,800 ounces in the fourth quarter of 2006 at an overall average realization of $499 per ounce, up from 130,800 ounces at $468 per ounce in the fourth quarter of 2005. Although PGM market prices generally were higher in the fourth quarter of 2006, the Company's average realization in both periods benefited from above-market pricing provisions for palladium sales under the Company's contracts with major automobile companies, offset in part by losses on forward sales commitments for platinum. The Company's average realization on palladium sales from mine production was $370 per ounce in the 2006 fourth quarter, compared to $361 per ounce in the same period of 2005. The comparable average realization on platinum, net of the loss on forward sales, was $933 per ounce in the fourth quarter of 2006 and $811 per ounce in the 2005 fourth quarter.

    During the fourth quarter of 2006, the Company processed about 104,000 ounces of PGMs from recycled catalytic materials. By comparison, in the fourth quarter of 2005 the Company processed about 56,000 ounces of recycled material. The Company processes both material it purchases from third parties and material toll processed on behalf of others for a fee.

    Revenues for the fourth quarter of 2006 totaled $175.5 million, up 31% from $133.7 million in the fourth quarter of 2005. Proceeds from sales of mined PGMs totaled $82.2 million in the 2006 fourth quarter, up from $61.2 million in the same quarter of 2005, reflecting the benefit of the higher ounces and higher average realizations in 2006. Recycling revenues also grew appreciably, increasing to $91.5 million from $24.7 million in last year's fourth quarter. The growth in recycling revenues more than offset the reduction in revenue from completion of the program to sell off the palladium inventory received in the 2003 Norilsk Nickel transaction, which contributed $26.0 million to revenue in the fourth quarter of 2005. This sales program concluded during the first quarter of 2006. Resales of purchased metal generated $1.9 million and $21.8 million in revenue during the 2006 and 2005 fourth quarters, respectively.

    Cost of metals sold (before depreciation and amortization expense) increased to $143.9 million in the 2006 fourth quarter from $110.1 million in the fourth quarter of 2005. Mining costs included in cost of metals sold increased to $57.6 million in the 2006 fourth quarter from $44.8 million in the 2005 fourth quarter. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $85.2 million in the fourth quarter of 2006, up sharply from $23.6 million in the fourth quarter of 2005, driven by the much higher volumes processed and by higher prices paid for the PGM ounces contained in the recycled material. The 2005 fourth-quarter costs also included costs of $18.6 million for 109,700 ounces of palladium sold from inventory and an additional $23.1 million to acquire 17,200 ounces of PGMs for resale under various commitments. Purchases of 6,000 ounces of palladium for resale added $1.1 million to fourth-quarter 2006 costs.

    Depreciation and amortization expense increased to $22.4 million in the 2006 fourth quarter from $19.5 million in the same period of 2005. The increase is attributable both to higher mine production and to slightly higher amortization rates in 2006.

    General and administrative ("G&A") costs increased to $6.2 million in the fourth quarter of 2006 from $5.7 million in the 2005 fourth quarter. The 2006 cost includes expense for a palladium-marketing program, plus slightly higher compensation and contractor expense during the quarter.

    Net income of $2.8 million for the fourth quarter of 2006 included, by business segment, $2.2 million from mining operations and $8.0 million from recycling activities, less corporate costs including $6.2 million of G&A expense and $1.7 million of unallocated net interest expense. The remaining $0.5 million net benefit is from miscellaneous income and expense items, primarily asset sales.

    For the fourth quarter of 2005, the reported net loss of $2.9 million included a loss on mining operations of $3.1 million and income from recycling activities of $1.1 million, plus at the corporate level $6.1 million of income related to sales from the palladium inventory received in the Norilsk Nickel transaction. These earnings items were offset by $5.7 million of G&A expense and a total of $1.3 million pertaining to unallocated interest expense. The overall loss for the quarter stemmed mostly from weak production at both mines during the 2005 fourth quarter.

    Year End Results -- Details

    For the full year 2006, Stillwater Mining Company produced 601,000 ounces of PGMs from its mining operations, including 409,000 ounces from the Stillwater Mine and 192,000 ounces from the East Boulder Mine. This was an improvement over 2005, when the Company's mines produced 554,000 ounces - 381,000 ounces at Stillwater and 173,000 ounces at East Boulder. The increased production during 2006 largely reflects early benefits from the Company's efforts to improve the developed state of the mines and transform the Company's mining methods.

    Sales of platinum and palladium from mine production for 2006 totaled 604,000 ounces at an overall average realization of $484 per ounce, compared to 566,000 ounces sold during 2005 at a combined average realization of $467 per ounce. Year 2006 total mine sales included 466,000 ounces of palladium at an average realization, with the benefit of contract floor prices, of $370 per ounce; for 2005, sales of mined palladium totaled 431,000 ounces at an average realized price of $356 per ounce. Platinum sales from mined production in 2006 were 138,000 ounces at an average realization, net of hedging losses, of $868 per ounce, compared to 135,000 ounces at $821 per ounce in 2005.

    Recycling activity grew substantially during 2006, with a total of 349,000 ounces of spent catalytic material processed, up from 208,000 ounces in 2005. The Company processed both material it purchased from third parties and material it toll processed on behalf of third parties for a fee.

    Total revenues for 2006 totaled $613.1 million, an increase from $507.5 million of revenue in the previous year. Sales of mined PGM ounces contributed $292.2 million to the 2006 revenue total above and $264.2 million to 2005 revenue. Recycling revenues expanded to $269.9 million in 2006 from $90.7 million in 2005, mirroring the significant growth in the volume of this business as well as higher PGM prices. Revenues from sales of the palladium received in the 2003 Norilsk Nickel transaction were $17.6 million in 2006, down sharply from $87.3 million in 2005, as that sales program was completed in the first quarter of 2006. Other sales, mostly of metal purchased to meet resale obligations, contributed $33.4 million to 2006 revenue, also down from $65.3 million in 2005.

    Cost of metals sold, excluding depreciation and amortization expense, increased to $493.5 million for 2006 from $415.4 million in 2005. The cost of mining operations, included in these numbers, increased 5.2% to $200.0 million in 2006 from $190.2 million in 2005. Recycling cost of metals sold increased sharply to $250.4 million from $85.5 million in 2005. Most of the cost of recycling represents cost to purchase the spent catalyst material itself, while the actual processing is a relatively small portion of the total cost. The cause of the increase in recycling cost between 2006 and 2005 is split about evenly between volume growth and rising per-ton acquisition costs as the value of the contained PGMs in the catalytic material has risen. Costs associated with sales of the palladium received in the Norilsk Nickel transaction declined to $10.8 million in 2006 from $74.5 million in 2005; again, the sales program for these metals was completed during the first quarter of 2006. Costs of other miscellaneous metals purchased for resale equaled $32.3 million in 2006, down from $65.3 million in the prior year.

    Depreciation and amortization expense increased to $83.7 million in 2006 from $79.1 million in 2005. The increase reflects both higher 2006 production volumes and slightly higher 2006 amortization rates as a result of assets placed in service during 2006.

    G&A costs increased significantly during 2006 to $27.7 million from $20.5 million in 2005. The $7.2 million increase is the result of market development efforts ($3.6 million) and a small exploration program ($0.3 million) introduced during 2006, together with expanded use of contractors in corporate services and increased compensation costs.

    Net income for of the full year 2006 was $7.9 million. Business segment contributions to this result included $8.4 million from mining operations, $25.3 million from recycling (including financing charges), and, at the corporate level, $6.9 million related to sales of the palladium received in the Norilsk Nickel transaction, and $1.1 million in other miscellaneous income, offset in part by $27.7 million of G&A expense and $6.1 million of unallocated interest expense.

    For the full year 2005, the Company incurred a net loss of $13.9 million. The loss was driven largely by inconsistent mining performance, resulting in a loss from mining operations of $5.1 million. A profit contribution of $6.3 million from recycling activities and a gain of $12.8 million related to sales of the palladium received in the Norilsk Nickel transaction consequently were not enough to offset corporate overhead expenses of $20.5 million, a $1.8 million year-end write-off of consignment inventory, and unallocated net interest expense of $7.7 million.

    Stillwater Mining Company will host its 2006 year-end results conference call at 10:00 a.m. Eastern Standard Time on February 23, 2007. The conference call dial-in numbers are 800-230-1092 (U.S.) and 612-332-0226 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers
(800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 863446, through March 2, 2007, ending at 11:59 p.m. Eastern Time.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2006 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

    (1) As discussed in more detail in the Company's 2006 Annual Report on Form 10-K, total cash cost per ounce of production is a non-GAAP measure of extraction efficiency; this and similar measures are widely reported within the mining industry.


    Ore Reserves, Key Factors Tables and Financial Statements follow.

Stillwater Mining Company
Statement of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                                     Three months ended             Twelve months ended
                                                        December 31,                    December 31,
                                                ----------------------------    ----------------------------
                                                    2006            2005            2006            2005
                                                ------------    ------------    ------------    ------------
Revenues
  Mine production                               $     82,170    $     61,177    $    292,204    $    264,206
  PGM recycling                                       91,460          24,712         269,941          90,695
  Sales of palladium
   received in Norilsk
   Nickel transaction                                     --          26,019          17,637          87,309
  Other                                                1,916          21,768          33,366          65,252
     Total revenues                                  175,546         133,676         613,148         507,462

Costs and expenses
  Cost of metals sold
    Mine production                                   57,646          44,788         199,982         190,171
    PGM recycling                                     85,152          23,648         250,444          85,522
    Sales of palladium
     received in
     Norilsk Nickel
     transaction                                          --          18,801          10,785          74,542
    Other                                              1,092          22,901          32,300          65,163
     Total costs of metals sold                      143,890         110,138         493,511         415,398

  Depreciation and amortization
    Mine production                                   22,342          19,516          83,583          79,032
    PGM recycling                                         25              14             100              55
     Total depreciation and amortization              22,367          19,530          83,683          79,087
      Total costs of revenues                        166,257         129,668         577,194         494,485

  Exploration                                             --              --             332              --
  Marketing                                              952               4           4,186             592
  General and administrative                           5,215           5,663          23,221          19,872
  Loss on disposal of property, plant
   and equipment                                         115              22             279             112
  Restructuring credits, net                              --              --              --            (243)
      Total costs and expenses                       172,539         135,357         605,212         514,818

Operating income (loss)                                3,007          (1,681)          7,936          (7,356)
Other income (expense)
  Other                                                 (209)             13              94              11
  Interest income                                      2,927           1,748          11,322           5,217
  Interest expense                                    (2,918)         (3,015)        (11,413)        (11,733)

Income (loss) before
 income tax provision                                  2,807          (2,935)          7,939         (13,861)
Income tax provision                                      --                             (10)            (13)
Net income (loss)                               $      2,807    $     (2,935)   $      7,929    $    (13,874)
Other comprehensive income (loss), net of tax          9,937          (1,300)          1,799         (12,437)
Comprehensive income (loss)                     $     12,744    $     (4,235)   $      9,728    $    (26,311)
Weighted average common shares outstanding
  Basic                                               91,457          90,926          91,260          90,702
  Diluted                                             91,941          90,926          91,580          90,702

Basic earnings (loss)
 per share
   Net income (loss)                            $       0.03    $      (0.03)   $       0.09    $      (0.15)

Diluted earnings (loss)
 per share
   Net income (loss)                            $       0.03    $      (0.03)   $       0.09    $      (0.15)

Stillwater Mining Company
Balance Sheet
(Unaudited)
(in thousands, except share and per share data)

                                                December 31,    December 31,
                                                    2006            2005
                                                ------------    ------------
ASSETS
  Current assets
   Cash and cash equivalents                    $     88,360    $     80,260
   Restricted cash                                     3,785           2,685
   Investments, at fair market value                  35,497          55,668
   Inventories                                       106,895          86,634
   Advances on inventory purchases                    24,191           6,950
   Accounts receivable                                16,008          27,287
   Deferred income taxes                               5,063           5,313
   Other current assets                                4,540           4,114
     Total current assets                            284,339         268,911

Property, plant and equipment, net                   460,328         445,199
Long-term investment                                   1,869              --
Other noncurrent assets                                9,487           7,347

     Total assets                               $    756,023    $    721,457

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
   Accounts payable                             $     24,833    $     14,407
   Accrued payroll and benefits                       20,348          17,801
   Property, production and franchise
    taxes payable                                     11,123           9,542
   Current portion of long-term debt and
    capital lease obligations                          1,674           1,776
   Portion of debt repayable upon liquidation
    of finished palladium in inventory                    --           7,324
   Fair value of derivative instruments               15,145          13,284
   Unearned revenue                                    5,479              69
   Other current liabilities                           6,988           4,884
     Total current liabilities                        85,590          69,087

Long-term debt and capital lease obligations         129,007         132,307
Fair value of derivative instruments                     715           4,318
Deferred income taxes                                  5,063           5,313
Accrued workers compensation                          10,254           5,854
Asset retirement obligation                            8,550           7,328
Other noncurrent liabilities                           4,288           3,706

     Total liabilities                          $    243,467    $    227,913

 Stockholders' equity
   Preferred stock, $0.01 par value,
    1,000,000 shares authorized; none issued              --              --
   Common stock, $0.01 par value,
    200,000,000 shares authorized;
    91,514,668 and 90,992,045 shares issued
    and outstanding                                      915             910
   Paid-in capital                                   617,107         607,828
   Accumulated deficit                               (89,863)        (97,792)
   Accumulated other comprehensive loss              (15,603)        (17,402)
     Total stockholders' equity                      512,556         493,544
     Total liabilities and stockholders'
      equity                                    $    756,023    $    721,457

Stillwater Mining Company
Statement of Cash Flows
(Unaudited)
(in thousands)

                                                     Three months ended             Twelve months ended
                                                        December 31,                    December 31,
                                                ----------------------------    ----------------------------
                                                    2006            2005            2006            2005
                                                ------------    ------------    ------------    ------------
Cash flows from
 operating activities
Net income (loss)                               $      2,807    $     (2,935)   $      7,929    $    (13,874)

Adjustments to reconcile
 net income (loss) to
 net cash (used in)
 provided by operating
 activities
  Depreciation and amortization                       22,367          19,530          83,683          79,087
  Lower of cost or market
   inventory adjustment                                1,325           1,039           2,519           2,466
  Loss on disposal of property, plant and
   equipment                                             115              21             279             112
  Restructuring credits, net                              --              --              --            (243)
  Cash paid on accrued restructuring costs                --               4              --            (334)
  Stock issued under employee benefit plans            1,351           1,244           4,910           4,715
  Amortization of debt issuance costs                    201             157             783             624
  Share based compensation                               932             630           3,549           2,371

Changes in operating
 assets and liabilities
  Inventories                                         12,465           7,257         (24,440)         73,024
  Advances on inventory purchases                        821             (66)        (17,241)         (6,950)
  Accounts receivable                                  5,206          (1,555)         11,279          (2,151)
  Employee compensation and benefits                   2,651           2,621           2,547           4,406
  Accounts payable                                     8,053            (886)         10,426            (622)
  Property, production
   and franchise taxes
   payable                                             2,017           2,988           1,581             359
  Workers compensation                                   464             868           4,400             793
  Asset retirement obligation                            168             154             650             536
  Restricted cash                                         --              --          (1,100)            (35)
  Unearned revenue                                     2,718             (60)          5,410            (595)
  Other                                               (1,492)             29            (201)         (2,555)

Net cash provided by
 operating activities                                 62,169          31,040          96,963         141,134

Cash flows from investing
 activities
  Capital expenditures                               (30,048)        (25,288)        (97,802)        (92,074)
  Purchase of long-term investment                    (1,869)             --          (1,869)             --
  Proceeds from disposal
   of property, plant
   and equipment                                         105              38             615             129
  Purchases of
   investments                                       (34,319)        (46,525)       (106,287)        (98,419)
  Proceeds from
   maturities of
   investments                                        27,199          20,282         126,434          56,103

Net cash used in investing activities                (38,932)        (51,493)        (78,909)       (134,261)

Cash flows from
 financing activities
  Payments on long-term
   debt and capital
   lease obligations                                    (448)         (7,363)        (10,726)        (22,683)
  Issuance of common
   stock, net of stock
   issue costs                                            18              16             825              40
  Payments of debt issuance costs                         --              --            (579)            (22)
  Other                                                  526              --             526              --

Net cash provided by
 (used in) financing
 activities                                               96          (7,347)         (9,954)        (22,665)

Cash and cash equivalents
  Net increase (decrease)                             23,333         (27,800)          8,100         (15,792)

Balance at beginning
 of period                                            65,027         108,060          80,260          96,052

Balance at end of period                        $     88,360    $     80,260    $     88,360    $     80,260

Stillwater Mining Company
Proven and Probable Ore Reserves*
December 31, 2006

                                                  Average
                                                   Grade         Contained        % Change        % Change
                                    Tons          (Oz/Ton)         Ounces         in Tons        in Ounces
                                  (000's)         Pd + Pt         (000'S)        from 2005       from 2005
                                ------------    ------------    ------------    ------------    ------------
Stillwater Mine
  Proven Reserves                      2,775            0.66           1,818           12.90%           9.25%
  Probable Reserves                   15,539            0.63           9,749           -0.63%          -0.64%
Total Stillwater Mine                 18,314            0.63          11,567            1.20%           0.79%

East Boulder Mine
  Proven Reserves                      2,011            0.45             902           20.78%          14.47%
  Probable Reserves                   22,116            0.48          10,579              --          -10.48%
Total East Boulder
 Mine                                 24,127            0.48          11,481            1.14%          -8.92%

Total Proven
 Reserves                              4,786            0.57           2,721           16.08%          10.97%
Total Probable
 Reserves                             37,656            0.54          20,327              --           -6.02%
Total Proven and
 Probable Reserves                    42,442            0.54          23,048            1.17%          -4.29%

* In calculating ore reserves at December 31, 2006, the Company has applied the trailing 12-quarter combined average PGM market price of $409.57 which consists of a palladium price of $250.39 and platinum price of $961.27.

Stillwater Mining Company
Key Factors
(Unaudited)

                                                     Three months ended             Twelve months ended
                                                        December 31,                    December 31,
                                                ----------------------------    ----------------------------
                                                    2006            2005            2006            2005
                                                ------------    ------------    ------------    ------------
OPERATING AND COST DATA
 FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                                119             110             463             428
Platinum                                                  35              33             138             126
Total                                                    154             143             601             554

Tons milled (000)                                        332             316           1,289           1,206
Mill head grade
 (ounce per ton)                                        0.51            0.49            0.51            0.50

Sub-grade tons milled (000)(1)                            15              22              62              80
Sub-grade tons mill  head grade (ounce
 per ton)                                               0.14            0.14            0.13            0.15

Total tons milled (000)(1)                               347             338           1,351           1,286
Combined mill head grade (ounce per ton)                0.49            0.47            0.49            0.48
Total mill recovery (%)                                   91              92              91              91

Total operating costs (000)(Non-GAAP) (2)       $     37,153    $     41,689    $    144,144    $    154,139
Total cash costs (000)(Non-GAAP) (2)            $     46,287    $     47,294    $    177,045    $    179,308
Total production costs (000)(Non-GAAP) (2)      $     67,432    $     68,568    $    259,619    $    261,112

Total operating costs per ounce
 (Non-GAAP) (3)                                 $        241    $        292    $        240    $        278
Total cash costs per ounce (Non-GAAP) (3)       $        300    $        331    $        295    $        324
Total production costs  per ounce
 (Non-GAAP) (3)                                 $        437    $        480    $        432    $        472

Total operating costs per ton milled
 (Non-GAAP) (3)                                 $        107    $        123    $        107    $        120
Total cash costs per ton milled
 (Non-GAAP) (3)                                 $        133    $        140    $        131    $        139
Total production costs per ton milled
 (Non-GAAP) (3)                                 $        194    $        203    $        192    $        203

Stillwater Mine:
Ounces produced (000)
Palladium                                                 83              72             314             293
Platinum                                                  25              22              95              88
Total                                                    108              94             409             381

Tons milled (000)                                        196             175             739             710
Mill head grade (ounce
 per ton)                                               0.59            0.56            0.60            0.57

Sub-grade tons milled (000) (1)                           15              22              62              80
Sub-grade tons mill head
 grade (ounce per ton)                                  0.14            0.14            0.13            0.15

Total tons milled (000) (1)                              211             197             801             790

Combined mill head grade
 (ounce per ton)                                        0.56            0.51            0.56            0.53
Total mill recovery (%)                                   92              93              92              92

Total operating costs (000) (Non-GAAP) (2)      $     23,621    $     27,216    $     93,230    $    102,931
Total cash costs (000) (Non-GAAP) (2)           $     29,376    $     30,703    $    114,726    $    119,681
Total production costs (000) (Non-GAAP) (2)     $     42,263    $     44,541    $    163,823    $    172,938

Total operating costs per ounce
 (Non-GAAP) (3)                                 $        219    $        291    $        228    $        270
Total cash costs per ounce (Non-GAAP) (3)       $        272    $        328    $        280    $        314
Total production costs per ounce
 (Non-GAAP) (3)                                 $        392    $        476    $        400    $        454

Total operating costs per ton milled
 (Non-GAAP) (3)                                 $        112    $        138    $        116    $        130
Total cash costs per ton milled
 (Non-GAAP) (3)                                 $        139    $        156    $        143    $        151
Total production costs per ton milled
(Non-GAAP) (3)                                  $        201    $        226    $        205    $        219

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                                     Three months ended             Twelve months ended
                                                        December 31,                    December 31,
                                                ----------------------------    ----------------------------
                                                    2006            2005            2006            2005
                                                ------------    ------------    ------------    ------------
OPERATING AND COST DATA
 FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
  Palladium                                               36              38             149             135
  Platinum                                                10              11              43              38
    Total                                                 46              49             192             173

Tons milled (000)                                        137             141             550             496
Mill head grade
 (ounce per ton)                                        0.39            0.40            0.39            0.40

Sub-grade tons milled (000) (1)                           --              --              --              --
Sub-grade tons mill
 head grade (ounce per ton)                               --              --              --              --

Total tons milled (000) (1)                              137             141             550             496
Combined mill head grade (ounce per ton)                0.39            0.40            0.39            0.40
Total mill recovery (%)                                   89              89              89              89

Total operating costs (000) (Non-GAAP) (2)      $     13,532    $     14,473    $     50,914    $     51,208
Total cash costs (000) (Non-GAAP) (2)           $     16,911    $     16,591    $     62,319    $     59,627
Total production costs (000) (Non-GAAP) (2)     $     25,169    $     24,028    $     95,796    $     88,120

Total operating costs per ounce (Non-GAAP)(3)   $        290    $        294    $        266    $        297
Total cash costs per ounce(Non-GAAP)(3)         $        363    $        337    $        326    $        346
Total production costs per ounce(Non-GAAP(3)    $        540    $        488    $        501    $        511

Total operating costs per ton milled
 (Non-GAAP) (3)                                 $         99    $        103    $         93    $        103
Total cash costs per ton milled (Non-GAAP)(3)   $        124    $        118    $        113    $        120
Total production costs per ton milled
 (Non-GAAP)(3)                                  $        184    $        171    $        174    $        178

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, Norilsk Nickel transaction expenses and interest income and expense are not included in total operating costs, total cash costs or total production costs. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues" for additional detail.

(3) Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the accompanying discussion.

Stillwater Mining Company

                                                     Three months ended             Twelve months ended
                                                        December 31,                    December 31,
(Unaudited)                                     ----------------------------    ----------------------------
(in thousands, where noted)                         2006            2005            2006            2005
---------------------------------------------   ------------    ------------    ------------    ------------
SALES AND PRICE DATA

Ounces sold (000)
  Mine production:
   Palladium (oz.)                                       127             100             466             431
   Platinum (oz.)                                         38              31             138             135
    Total                                                165             131             604             566

Other PGM activities: (6)
   Palladium (oz.)                                        40             130             196             502
   Platinum (oz.)                                         40              20             130              81
   Rhodium (oz.)                                           7               9              28              38
    Total                                                 87             159             354             621

By-products from
 mining: (7)
   Rhodium (oz.)                                           1               1               4               3
   Gold (oz.)                                              3               3              11              11
   Silver (oz.)                                            2               2               6               6
   Copper (lb.)                                           44             173             892             911
   Nickel (lb.)                                          370             297           1,585           1,307

Average realized price
 per ounce (5)
  Mine production:
   Palladium ($/oz.)                            $        370    $        361    $        370    $        356
   Platinum ($/oz.)                             $        933    $        811    $        868    $        821
    Combined (5)                                $        499    $        468    $        484    $        467

Other PGM activities:(6)
  Palladium                                     $        324    $        234    $        306    $        199
   Platinum                                     $      1,158    $        910    $      1,122    $        876
   Rhodium                                      $      4,738    $      2,637    $      4,111    $      1,861

By-products from
 mining:(7)
   Rhodium ($/oz.)                              $      4,953    $      3,015    $      4,516    $      2,155
   Gold ($/oz.)                                 $        621    $        493    $        603    $        444
   Silver ($/oz.)                               $         13    $          8    $         12    $          7
   Copper ($/lb.)                               $       2.48    $       1.88    $       2.91    $       1.55
   Nickel ($/lb.)                               $      14.71    $       2.16    $      10.04    $       5.96

Average market price
 per ounce (5)
   Palladium                                    $        321    $        239    $        320    $        201
   Platinum                                     $      1,130    $        957    $      1,143    $        897
    Combined (5)                                $        506    $        409    $        508    $        366

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. Amounts for 2002 have been adjusted to conform to current year presentation.

(2) Total cash costs include period costs of mining, processing and administration at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Norilsk Nickel transaction expenses and interest income and expense are not included in total cash costs.

(3) Total cash cost per ton, represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement that management uses to monitor and evaluate the efficiency of its mining operations. See table "Reconciliation of Non-GAAP measures to costs of revenues" and accompanying discussion.

(4) The Company's average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

(5) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.

(6) Ounces sold and average realized price per ounce from other PGM activities primarily relate to ounces produced from processing of catalyst materials and palladium received in the Norilsk Nickel transaction.

(7) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

    Reconciliation of Non-GAAP measures to costs of revenues

    The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

    While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

    Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

    Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

    When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

    When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated- - provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

    When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

                                                     Three months ended             Twelve months ended
(Unaudited)                                             December 31,                    December 31,
(in thousands, except per ounce and per         ----------------------------    ----------------------------
 ton costs)                                         2006            2005            2006            2005
---------------------------------------------   ------------    ------------    ------------    ------------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                                     $     37,153    $     41,689    $    144,144    $    154,139
  Royalties, taxes and other                           9,134           5,605          32,901          25,169
Total cash costs (Non-GAAP)                     $     46,287    $     47,294    $    177,045    $    179,308
  Asset retirement costs                                 168             154             650             535
  Depreciation and amortization                       22,342          19,516          83,583          79,032
  Depreciation and
   amortization (in inventory)                        (1,365)          1,604          (1,659)          2,182
Total production costs
 (Non-GAAP)                                     $     67,432    $     68,568    $    259,619    $    261,057
  Change in product inventories                        5,679          35,986          41,642         141,512
  Costs of recycling activities                       85,152          23,648         250,444          85,522
  Recycling activities - depreciation                     25              14             100              55
  Add: Profit from recycling activities                7,969           1,453          25,389           6,339
  Loss or (gain) on sale of assets                       115              21             279             112
Total consolidated costs of revenues            $    166,372    $    129,690    $    577,473    $    494,597

Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs
 (Non-GAAP)                                     $     23,621    $     27,216    $     93,230    $    102,931
  Royalties, taxes and other                           5,755           3,487          21,496          16,750
Total cash costs (Non-GAAP)                     $     29,376    $     30,703    $    114,726    $    119,681
  Asset retirement costs                                 121             112             470             370
  Depreciation and amortization                       13,599          12,426          49,620          52,295
  Depreciation and
   amortization (in inventory)                          (833)          1,300            (993)            592
Total production costs
 (Non-GAAP)                                     $     42,263    $     44,541    $    163,823    $    172,938
  Change in product
   inventories                                        (2,742)         (3,981)          1,882           6,773
  Add: Profit from recycling activities                5,571             954          17,612           4,344
  Loss or (gain) on sale of assets                         7              21             187              81
Total costs of revenues                         $     45,099    $     41,535    $    183,504    $    184,136

East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs
 (Non-GAAP)                                     $     13,532    $     14,473    $     50,914    $     51,208
  Royalties, taxes and other                           3,379           2,118          11,405           8,419
Total cash costs (Non-GAAP)                     $     16,911    $     16,591    $     62,319    $     59,627
  Asset retirement costs                                  47              43             180             165
  Depreciation and
   amortization                                        8,744           7,090          33,963          26,737
  Depreciation and
   amortization (in inventory)                          (532)            304            (666)          1,591
Total production costs
 (Non-GAAP)                                     $     25,170    $     24,028    $     95,796    $     88,120
  Change in product inventories                       (1,846)         (1,735)           (439)         (4,967)
  Add: Profit from recycling activities                2,398             498           7,777           1,995
  Loss or (gain) on sale of assets                        92              --              40              --
Total costs of revenues                         $     25,814    $     22,791    $    103,174    $     85,148

Other PGM activities: (1)
Reconciliation to costs of
 revenues:
  Change in product
   inventories                                  $     10,267    $     41,702    $     40,199    $    139,705
  Recycling activities
   - depreciation                                         25              14             100              55
  Costs of recycling activities                       85,152          23,648         250,444          85,522
  Loss or (gain) on sale
   of assets                                              16              --              52              31
Total costs of revenues                         $     95,460    $     65,364    $    290,795    $    225,313

(1) The East Boulder Mine commenced commercial production activities at the beginning of 2002.

(2) Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other.


SOURCE  Stillwater Mining Company
    -0-                             02/23/2007
    /CONTACT: Dawn McCurtain of Stillwater Mining Company, +1-406-373-8787/ /Web site: http://www.stillwatermining.com /
    (SWC)